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                    EXHIBIT 11 - RIVER FOREST BANCORP, INC.
                      COMPUTATION OF NET INCOME PER SHARE


                                                           Nine Months Ended
                                                               September 30
                                                        1995                1994
                                                 ------------------  --------------------
Net Income (A)                                       $25,739,000       $ 17,787,000
                                                 ==================  ====================

Common Shares Outstanding                             15,203,272         15,242,342
Common Share Equivalents (1)                             170,328             53,316
                                                 ==================  ====================

Weighted Average Common Shares and
 Common Stock Equivalents (B)                         15,373,600         15,295,658


Net Income per Common Share (A/B)                          $1.67              $1.16
                                                 ==================  ====================


(1) Common share equivalents result from stock options being treated as if they had been exercised and are computed by application of the treasury stock method.




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